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                                                                     EXHIBIT N.2

November 5, 2003


The Board of Trustees and Shareholders of
Calamos Convertible Opportunities and Income Fund



We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Calamos Convertible Opportunities and Income Fund for the semi-annual period ended April 30, 2003 as indicated in our report dated June 17, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your filing for the semi-annual period ended April 30, 2003, is included in your Pre-Effective Amendment No. 1 to Registration Statement No. 333-108197 on Form N-2 under the Securities Act of 1933. We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

  Chicago, Illinois